Exhibit 99.1

 FIRST CHOICE HEALTHCARE ANNOUNCES ADDITION OF

CRANE CREEK SURGERY CENTER TO ITS GROWING NETWORK

OF MEDICAL CENTERS OF EXCELLENCE IN FLORIDA

MELBOURNE, FL – (Market Wired) – November 2, 2015 – First Choice Healthcare Solutions, Inc. (OTCQB:FCHS) (“FCHS,” “First Choice” or the “Company”), a diversified holding company focused on delivering clinically superior, patient-centric, multi-specialty care through state-of-the-art medical centers of excellence, today announced that Melbourne, Florida-based Crane Creek Surgery Center (“Crane Creek”) has joined First Choice’s growing network of Medical Centers of Excellence in the State of Florida.

Established in 2009, Crane Creek is an AAAHC accredited facility dedicated to delivering excellent, ambulatory surgical care in a convenient, comfortable outpatient environment. The modern 18,000+ square foot facility is located in Melbourne, Florida within the Crane Creek Medical Center building, which is also home to Osler Medical and The B.A.C.K. Center. Crane Creek’s facility houses four state-of-the-art operating rooms and a procedure room; with capacity and capability to host 4,000-5,000 orthopaedic, spine, interventional pain and general surgical procedures each year.

First Choice’s newly formed subsidiary CCSC Holdings, Inc. (“CCSC Holdings”) acquired a 40% interest in Crane Creek. The other owners are CCSC TBC Group, LLC (“TBC Group”), owned by Richard Hynes, M.D., FASC and Devin Datta, M.D.; and Blue Chip Surgical Center Partners, which develops and manages 17 world class ambulatory surgery centers across the United States. Drs. Hynes and Datta are both affiliated with The B.A.C.K. Center, a First Choice medical center of excellence in Melbourne, Florida.

Blue Chip Surgical Center Partners President Jay Rom stated, “We are thrilled to be affiliated with First Choice and to be part of the First Choice Healthcare network of medical centers. With the addition of First Choice and the ongoing affiliation with The B.A.C.K. Center, Crane Creek Surgery Center will continue to be a center of excellence for spine, orthopaedic and interventional pain care. Moreover, based on average orthopaedic revenue per case benchmarks established for ambulatory surgery centers of this size, we look forward to working closely with our partners to optimize the revenue growth opportunity for Crane Creek, which has the capacity and capability to reach and exceed $10-$15 million each year.”

Together, CCSC Holdings and TBC Group own 75% interest in Crane Creek. In accordance with the Crane Creek Restated and Amended Operating Agreement, CCSC Holdings will exercise sufficient control over the business of Crane Creek that will allow First Choice to treat it as a variable interest entity, effective October 1, 2015. As a result, First Choice will include the financial results of Crane Creek in its consolidated financial statements in accordance with generally accepted accounting principles as if it were a wholly-owned subsidiary. Dr. Hynes has been appointed as Crane Creek’s Medical Board president and as medical director.

Christian Romandetti, First Choice Chairman and CEO, added, “We are very pleased to again be expanding our network of centers of excellence serving Florida’s Space Coast. Crane Creek represents a truly ideal complement to our orthopaedic, spine, neurology and interventional pain care medical operations in the region, allowing us to strategically redirect surgical cases stemming from both First Choice Medical Group and The B.A.C.K. Center to Crane Creek. In addition, providing our valued patients with greater comfort, convenience and direct access to superb outpatient surgical facilities will go a long way in helping us to ensure that positive outcomes are consistently optimized, and medical costs are contained. 2015 is definitely proving to be banner year for First Choice, and we couldn’t possibly be any prouder or more excited about what the future holds for our Company.”

For more detailed information and terms of the transaction, please refer to the related Form 8-K to be filed with the U.S. Securities & Exchange Commission today and accessible at www.sec.gov.

About First Choice Healthcare Solutions, Inc.

Headquartered in Melbourne, Florida, First Choice Healthcare Solutions (FCHS) is actively engaged in developing a network of multi-specialty medical centers of excellence throughout the southeastern U.S., which are distinguished as premier destinations for clinically superior, patient-centric care. Serving Florida’s Space Coast, FCHS’ Centers of Excellence include First Choice Medical Group of Brevard (FCMG), which specializes in the delivery of neurological and musculoskeletal medicine, and ancillary services; Brevard Orthopaedic Spine & Pain Center, Inc., dba The B.A.C.K. Center, which focuses on orthopaedic spine and interventional pain medicine; and Crane Creek Surgery Center, an AAAHC accredited outpatient surgical center which hosts orthopaedic, spine, interventional pain and general surgical procedures. FCHS’ commercial real estate interests are managed by its wholly owned subsidiary, FCID Holdings, Inc.

For more information, please visit www.myfchs.com, www.myfcmg.com, www.thebackcenter.net and www.cranecreeksurgerycenter.com.

Safe Harbor Statement

Certain information set forth in this news announcement may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control of First Choice Healthcare Solutions, Inc. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management beliefs and certain assumptions made by its management. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. Information concerning factors that could cause the Company's actual results to differ materially from those contained in these forward-looking statements can be found in the Company's periodic reports on Form 10-K and Form 10-Q, and in its Current Reports on Form 8-K, filed with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.

For additional information, please contact:

Investor Relations at WallStreetWriter

407-878-5945 or FCHS@wallstreetwriter.com